EXHIBIT 99.1
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                        INDEPENDENT CONTRACTOR AGREEMENT

This Agreement is made and entered into as of July 15, 2005 (the "Effective Date"), by and between SEMOTUS SOLUTIONS, INC. (the "Company"), a Nevada corporation, located at 16400 Lark Ave., Suite 230, Los Gatos, CA 95032 and MULTI MEDIA GROUP INC. ("Independent Contractor"), with primary address at 223 Walt Whitman Rd., Suite 17 Huntington Station, NY 11741. The Company and Independent Contractor may be referred to herein as "Party" or collectively as "the Parties."

                                    RECITALS:

         A. Whereas, Independent Contractor is an independent contractor capable of providing certain services related to marketing the Company's various products and services as hereafter provided; and

         B. Whereas, Company is in need of certain product marketing services, and desires to hire Independent Contractor to perform such services upon the terms and conditions as are hereinafter provided.

NOW THEREFORE, in consideration of the mutual covenants and conditions set forth in this Agreement and other good and valuable consideration, and with the intent to be legally bound hereby, the Company and Independent Contractor agree as follows:

1. SERVICES: The Company hereby appoints the Independent Contractor on a non-exclusive basis to perform certain functions and services, related to marketing the Company's software products and services. The specific marketing plan details for these marketing services is attached hereto as Exhibit A and incorporated herein. It is the express intention of the Parties that Independent Contractor is an independent contractor and not an employee, agent, joint venture or partner of the Company.

2.       COMPENSATION. Independent Contractor shall be compensated as follows:
The Company shall pay to Independent Contractor a sum of twenty thousand dollars ($20,000), and, subject to applicable securities laws, the Company hereby agrees to issue to the Independent Contractor up to a maximum total of one hundred thousand (100,000) restricted common shares (the "Shares") in the capital of the Company, as follows:
         (a) fifty thousand (50,000) restricted shares will be issued as soon as practicable following the full execution of this Agreement; and
         (b) the balance of the fifty thousand (50,000) shares may be issued, at the Company's sole discretion and upon the Company's acceptance of certain deliverables, as represented and set forth in Exhibit A. Independent Contractor shall not be eligible for any employment benefits, including health insurance, paid vacation time, sick days and personal days.

Piggyback Registration Rights. If (but without any obligation to do so) the Company proposes to register any of the Shares on a registration statement (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Shares, a registration in which the only Shares being registered are Shares issuable upon conversion of debt securities that are also being registered, or if there is a managing underwriter of the offering of shares referred to in the registration statement and such managing underwriter advises the Company in writing that the Shares proposed to be included in the offering will have an adverse effect on its ability to successfully conclude the offering), Company shall, at such time, promptly give the Holder written notice of such registration. Upon the written request of the Holder given within ten (10) days after mailing of such notice by Company, Company shall, subject to the final approval of the other holder(s) of securities (including the underwriter, if applicable) intended to be included on such registration statement, use all reasonable efforts to cause to be registered under the Act all of the Shares that the Holder has requested to be registered. Unless otherwise approved by Company, the Holder shall have the right to include its Shares in no more than one registration statement filed by Company in accordance with this Section. Company shall have the right to terminate or withdraw any registration initiated by it under this Section prior to the effectiveness of such registration. The expenses of such withdrawn registration shall be
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borne by Company.

3. Expenses. Independent Contractor shall be responsible for all costs and expenses incident to the performance of the services hereunder, including but not limited to, all costs of travel and all other costs of doing business. Any expenses that the Company determines it will reimburse Independent Contractor for must be pre-approved in writing by the Company, and Independent Contractor must have all appropriate back-up documentation related to the expense.

4. Term and Termination. The term of this Agreement shall begin as of the Effective Date and run until all the deliverables set forth on Exhibit A are completed to the satisfaction of the Company. The Agreement shall only be renewed upon both parties prior written consent. Upon termination of the Agreement for whatever reason, Independent Contractor shall immediately deliver all materials and information created by Independent Contractor during the term of this Agreement to the Company and return any Company equipment it may have in its possession.

5. Taxes. As Independent Contractor is not an employee of the Company, Independent Contractor is responsible for paying all required government taxes. In particular:
         a) The Company will not withhold any monies from Independent Contractor's payments;
         b) The Company will not make unemployment insurance contributions on Independent Contractor's behalf;
         c) The Company will not make disability insurance contributions on behalf of the Independent Contractor;

The Company will not obtain worker's compensation insurance on behalf of Independent Contractor.

6. Authority. The Independent Contractor shall have no right or authority, express or implied, to commit or otherwise obligate the Company in any manner whatsoever except to the extent specifically provided herein or specifically authorized in writing by the Company.

7. Non-Interference and No Solicitation. Independent Contractor covenants and agrees that it will not, at any time, whether for its own account or for the account of another person, interfere with the Company's computer(s) and/or the Company's computer network, or, during the term of this Agreement and for a period of one year after the termination of this Agreement, the relationship of the Company with, or endeavor to entice away from the Company any person, who at any time during the term of Independent Contractor's engagement with the Company was an employee, customer, potential customer, affiliate or supplier of the Company.

8. Protection of Confidential Information of the Company. I understand that my work as an Independent Contractor of the Company creates a relationship of trust and confidence between the Company and myself. During and after the period of my engagement with the Company, I will not use or disclose or allow anyone else to use or disclose any "Confidential Information" (as defined below) relating to the Company, its products, services, suppliers or customers except as may be necessary in the performance of my work for the Company or as may be authorized in advance by appropriate officers of the Company. "Confidential Information" shall include, but not be limited to, methodologies, processes, tools, innovations, business strategies, financial information, forecasts, personnel information, customer lists, trade secrets and any other non-public technical or business information, whether in writing or given to me orally, which I know or have reason to know the Company would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity. I will keep Confidential Information secret and will not allow any unauthorized use of the same, whether or not any document containing it is marked as confidential. These restrictions, however, will not apply to Confidential Information that has become known to the public generally through no fault or breach of mine or that the Company regularly gives to third parties without restriction on use or disclosure. Upon termination of my work with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company and I will not take with me any documents or materials or copies thereof containing any Confidential Information.


9. Regulatory Compliance. The Independent Contractor agrees to comply with all applicable securities legislation and regulatory policies in relation to providing the Services, including but not limited to United States securities laws (in particular, Regulation FD) and the policies of the United States Securities and Exchange Commission.

10. Prohibition Against Insider Trading. The Independent Contractor hereby acknowledges that the
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Independent Contractor is aware that United States securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

11. Notices. Except as expressly provided herein, all notices, requests or other communications required hereunder shall be in writing and shall be personally delivered via overnight courier service, or by United States mail, certified or registered, postage prepaid, return receipt requested, addressed to the respective Party at the applicable address set forth above, or to any Party at such other addresses as shall be specified in writing by such Party to the other Parties in accordance with the terms and conditions of this Section, or via facsimile with proof of a printed confirmation of transmission, or via e-mail if the other Party acknowledges receipt of such e-mail by a subsequent e-mail. All notices, requests or communications shall be deemed effective upon delivery, or five (5) days following deposit in the United States mail, or two
(2) business days following deposit with any international overnight courier service.

12. Jurisdiction, Venue and Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of California (regardless of that jurisdiction or any other jurisdiction's choice of law principles).

13. Arbitration. In the event a disagreement between the parties cannot be resolved, the parties mutually agree to resolve any conflicts through arbitration proceedings. Such arbitration shall be conducted before a single arbitrator and, except as otherwise set forth herein, shall be conducted in accordance with the then-existing rules of the Arbitration Association and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Arbitration shall take place at Santa Clara County, California or any other location mutually agreeable to the parties. The arbitration award shall be specifically enforceable; judgment upon any arbitration award may be entered in any court with personal jurisdiction over the parties and subject matter of the disputes.

14. No Assignment. Independent Contractor may not assign any rights or delegate any responsibilities hereunder without prior written approval of the Company.

15. Entire Agreement. This agreement, including the exhibits and schedules which are referenced herein and incorporated by this reference, is the entire agreement between the Company and Independent Contractor with respect to the subject matter thereof and cancels and supercedes any and all prior agreements regarding the subject matter thereof and cancels and supercedes any and all prior agreements regarding the subject matter hereof between the Parties. This agreement shall be binding upon the Parties and their respective successors, heirs and permitted assigns. This Agreement may not be altered, modified, changed or discharged except in writing signed by both the Parties.

16. Survival. Sections 5 through 18, each inclusive, shall survive termination or expiration of this Agreement.

17. Validity. If any one or more of the provisions (or any part thereof) of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

18. No Waiver of Rights. The delay or failure of either Party to enforce at any time any provision of this Agreement shall in no way be considered a waiver of any such provision, or any other provision, of this Agreement. No waiver of, or delay or failure to enforce any provision of this Agreement shall in any way be considered a continuing waiver or be construed as a subsequent waiver of any such provision, or any other provision of this agreement.

INDEPENDENT CONTRACTOR ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO CONSULT WITH THE LEGAL COUNSEL OF ITS CHOICE AND THAT IT HAS FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT.

IN WITNESS WHEREOF, THE PARTIES HERETO HEREBY EXECUTE THIS AGREEMENT.

COMPANY: SEMOTUS SOLUTIONS, INC.             INDEPENDENT CONTRACTOR: MULTI-MEDIA
                                             GROUP, INC.

BY: /S/ ANTHONY LAPINE                       BY: /S/ BEN CERRONE
   --------------------------------             --------------------------------
NAME:  ANTHONY LAPINE                        NAME: BEN CERRONE
TITLE:  PRESIDENT AND CEO                    TITLE: PRESIDENT